E X H I B I T   2 3

C O N S E N T   OF   I N D E P E N D E N T   R E G I S T E R E D

P U B L I C   A C C O U N T I N G   F I R M

The Board of Directors

Sterling Bancorp:

We consent to the incorporation by reference in (1) the Registration Statements on Form S-8 (No. 333-97009 and No. 333-72294) and (2) the Registration Statements on Form S-3 (No. 333-156880, No. 333-158115 and No. 333-171844) of Sterling Bancorp of our reports dated March 9, 2012 with respect to the consolidated financial statements of Sterling Bancorp, and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Sterling Bancorp for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Livingston, New Jersey

March 9, 2012